Exhibit 99.1

Press Release June 15, 2017

7575 W. Jefferson Blvd.

Fort Wayne, IN  46804

Steel Dynamics Provides Second Quarter 2017 Guidance and

Announces Second Quarter 2017 Cash Dividend

FORT WAYNE, INDIANA, June 15, 2017 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today provided second quarter 2017 earnings guidance in the range of $0.60 to $0.64 per diluted share, compared to prior year second quarter earnings of $0.58 per diluted share and sequential first quarter 2017 earnings of $0.82 per diluted share.

During the second quarter 2017, the company further modernized one of its galvanizing lines located at its Butler Flat Roll Division, while also expanding the line’s annual value-added production capability by an additional 180,000 tons for an investment of approximately $15 million.  The upgrade required the line to be down for three weeks in May, which resulted in higher costs and lower value-added shipments, reducing potential pretax earnings by an estimated $15 million during the second quarter 2017.  Additionally, the company experienced some quality issues related to the start-up of its new Galvalume® and paint line at the Columbus Flat Roll Division, resulting in higher costs and lower value-added shipments, reducing potential second quarter 2017 pretax earnings by an estimated $15 million.  The issues have been clearly identified and are being resolved.

Accordingly, second quarter 2017 profitability from the company’s steel operations is expected to decrease in comparison to sequential first quarter 2017 results, based on both lower overall shipments and higher average scrap costs.  Second quarter 2017 average steel product pricing is expected to increase; however, higher scrap costs are expected to offset the sales price improvement.  As a reminder, approximately 40 percent of the company’s flat roll volume is tied to indexed contracts that generally lag spot pricing by one to two months.  The remaining flat roll volume is based on spot pricing metrics, which were lower sequentially in the second quarter 2017.  Demand from the construction and automotive sectors remain strong, and the energy sector is continuing to strengthen.

Second quarter 2017 profitably for the company’s metals recycling platform is expected to remain steady compared to the sequential first quarter based on higher average sales price which is being offset by lower shipments, related in part to the sale of certain southeastern locations during the first quarter 2017.

Continued strong demand for the company’s fabricated steel joist and deck products is an indicator that the non-residential construction market is continuing a positive growth trend.  Second quarter 2017 earnings from the company’s fabrication business are expected to remain steady based on increased shipments, which are anticipated to offset metal spread compression related to higher average steel input costs.

Cash Dividends

The company’s board of directors has declared a quarterly cash dividend of $0.1550 per common share.  The dividend is payable to shareholders of record at the close of business on June 30, 2017, and is payable on or about July 7, 2017.

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico.  Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck.  In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements, which we generally precede or accompany by such typical conditional words as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” or by the words “may,” “will,” or “should,” are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions; (2) cyclical and changing industrial demand; (3) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the non-residential and residential construction, automotive, appliance, pipe and tube, and other steel-consuming industries; (4) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (5) the impact of domestic and foreign import price competition; (6) unanticipated difficulties in integrating or starting up new or acquired businesses; (7) risks and uncertainties involving product and/or technology development; and (8) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to Steel Dynamics’ more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com: Investors: SEC Filings.

Contact:  Tricia Meyers, Investor Relations Manager— +1.260.969.3500